EXHIBIT 99.1

Flushing Financial Corporation to Present at the Sandler O'Neill + Partners, L.P., 2015 East Coast Financial Services Conference

LAKE SUCCESS, N.Y., Nov. 6, 2015 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Bank (the "Bank"), today announced that, John R. Buran, the Company's President and Chief Executive Officer, David Fry, the Company's Executive Vice President and Chief Financial Officer and Susan Cullen, the Company's Executive Vice President and Chief Accounting Officer, will be participating in the Sandler O'Neill + Partners, L.P., 2015 East Coast Financial Services Conference on Wednesday, November 11, 2015.

WHO	Flushing Financial Corporation, with $5.5 billion in consolidated assets, is the holding company for Flushing Bank, a New York State-chartered commercial bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers, businesses, and public entities by offering a full complement of deposit, loan, and cash management services through its 19 banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide.
WHAT	Meetings with institution investors at the Sandler O'Neill + Partners, L.P., 2015 East Coast Financial Services Conference.
WHERE/WHEN	Palm Beach, Florida on Wednesday, November 11, 2015.
PRESENTATION	The presentation will focus on the Company's performance and its strategic operating objectives. The presentation will be available on the Company's website, www.flushingbank.com, on November 11, 2015.
RECENT NEWS	-- October 30, 2015 – Flushing Financial Corporation's David Fry, Chief Financial Officer, to Retire; Susan Cullen, Executive Vice President and Chief Accounting Officer, to be Named as Successor.
-- October 27, 2015 – Flushing Financial Corporation Reports an 11% Increase in Third Quarter 2015 Core Net Income to $0.40 Per Diluted Common Share.
-- October 6, 2015 – Flushing Bank Celebrates the Grand Opening of a New Manhattan Location Showcasing a New Branch Model at 99 Park Avenue.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's web site at http://www.flushingbank.com.

CONTACT: David Fry
         Executive Vice President and Chief Financial Officer
         Flushing Financial Corporation
         (718) 961-5400